UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2012

MCG Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA		22209
(Address of Principal Executive Offices)		(Zip Code)

(703) 247-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 17, 2012, MCG Capital Corporation, a Delaware corporation (“the “Company”), entered into an amendment (the “Amendment”) to the warehouse financing facility for the MCG Commercial Loan Funding Trust (the “Trust”) that is funded through SunTrust Bank as assignee of Three Pillars Funding LLC (the “SunTrust Warehouse”) and administered by SunTrust Robinson Humphrey, Inc. (“SunTrust”).

Pursuant to the Amendment, the scheduled termination date of the facility was accelerated to January 17, 2012, and the facility entered a 24 month amortization period. The new legal final maturity date of the SunTrust Warehouse is January 17, 2014. In connection with the execution of the Amendment, $4.8 million from the principal collections account in the Trust was used to reduce the outstanding advances from the SunTrust Warehouse. After this repayment, the new balance of the outstanding advances from the SunTrust Warehouse is $51.1 million. All future principal collections will be used to further reduce the balance of the outstanding advances.

The parties also agreed to a number of modifications to the SunTrust Warehouse terms, including a decrease in the required amount of the minimum consolidated tangible net worth of the Company from $450 million plus 50% of any equity raised after February 26, 2009 to $375 million plus 50% of any equity raised after February 26, 2009. The Amendment also removed certain requirements that were to be met in order for the pool of commercial loans in the Trust to be fully included in the borrowing base, such as those relating to average loan amount limit and obligor residency and industry diversity. In addition, SunTrust approved Richard W. Neu, the Company’s Chief Executive Officer, as an acceptable replacement for Steven F. Tunney in the management of Company, and the Amendment modified the key man provision to include Stephen Bacica, the Company’s Chief Financial Officer, in addition to B. Hagen Saville and Richard W. Neu.

The Company paid to SunTrust an amendment fee of $0.5 million, or 1.0% of the advances outstanding after the repayments related to the Amendment. In addition, due to the reduction of the facility the Company will recognize in interest expense approximately $1.5 million of accelerated deferred financing fees in the first quarter of 2012. The interest rate margin on outstanding advances which accrue interest based on the commercial paper or eurodollar rate is 3.25%.

The SunTrust Warehouse is secured through the Trust’s assets, including commercial loans that the Company transferred to the Trust. The pool of commercial loans in the Trust must meet certain requirements, such as term, investment rating and agency rating requirements, to be fully included in the borrowing base. The SunTrust Warehouse is non-recourse to the Company; therefore, in the event of a termination event or upon the legal final maturity date, the lenders under the warehouse facility may only look to the Trust and the collateral to satisfy the outstanding obligations under this facility.

The foregoing description of the Amendment is not complete and is qualified in its entirety by the full text of the Amendment, which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference herein.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On January 17, 2012, the Company repaid in full and terminated the Series 2007-A unsecured notes (the “2007 Unsecured Notes”) originally issued by the Company pursuant to that certain Note Purchase Agreement (the “Note Purchase Agreement”) dated as of October 3, 2007 by and among the Company, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Nationwide Life Insurance Company (collectively, the “2007 Noteholders”), as amended on each of February 26, 2009, October 28, 2009 and July 28, 2011. In connection with the termination of the 2007 Unsecured Notes and the Note Purchase Agreement and pursuant to the terms set forth in a prepayment and waiver agreement (the “Prepayment Agreement”) entered into between the Company and the 2007 Noteholders on January 17, 2012, the Company paid to the 2007 Noteholders $8.7 million of principal, $0.2 million in accrued interest and $0.2 million in prepayment fees. The Company initially issued $25.0 million of the 2007 Unsecured Notes in October 2007 and, prior to the January 17, 2012 termination, had repaid in the aggregate $16.3 million in principal. Prior to such termination, the 2007 Unsecured Notes carried an interest rate of 8.96% and had a maturity date of October 2012.

The foregoing description of the Prepayment Agreement is not complete and is qualified in its entirety by the full text of the Prepayment Agreement, which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.2, and is incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 4 to Amended and Restated Sale and Servicing Agreement, by and among MCG Capital Corporation, MCG Commercial Loan Funding Trust; Three Pillars Funding LLC; SunTrust Robinson Humphrey, Inc. and Wells Fargo Bank, National Association, dated as of January 17, 2012.

10.2	Prepayment and Waiver Agreement, by and among MCG Capital Corporation and the holders of the Notes relating to the October 3, 2007 Note Purchase Agreement, dated as of January 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date: January 17, 2012	By:	/s/ Stephen J. Bacica
Stephen J. Bacica Executive Vice President and Chief Financial Officer